Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	February 11, 2010
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA — Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results for the fiscal year ended December 31, 2009.  Net income for 2009 totaled $2.0 million compared to $2.2 million for 2008.  After adjustment for preferred stock dividends and accretion this comprised net income available to common shareholders of $1.2 million, or $0.15 per diluted share, compared to net income of $2.1 million, or $0.27 per diluted common share, in 2008.

For the three months ended December 31, 2009, the Bank reported net income of $735,000. After adjustment for preferred stock dividends and accretion this represents net income available to common shareholders of $525,000, or $0.07 per diluted share, compared to net income of $219,000, or $0.03 per diluted common share, for the three months ended December 31, 2008.

Total assets grew to $524.7 million for the year ended December 31, 2009, a 3.3% increase over the prior year.  Gross loans at year end totaled $425.6 million, a decrease of $2.6 million, or 0.6%, during 2009.  The Bank’s total deposits increased to $429.2 million, which was an increase of $51.0 million, or 13.5% over December 31, 2008.

“Despite lower earnings per share, revenues for the bank continue to be strong which has enabled us to improve our already solid capital and liquidity positions.  Strong revenue has also allowed us to record increased loan loss provisions and continue to address the lending needs of the communities we serve.  While our loan totals were relatively flat, in 2009 the Bank made over $100 million in commercial, small business, and consumer loans,” stated Ron Martin, CEO.  “At the same time, our branches have shown the ability to increase deposits and decrease our cost of funds throughout the year.  It’s impossible to have positive results in these areas, especially in the current environment, unless you are taking great care of existing customers, attracting new ones, and providing both groups with a level of service in which they see superior value,” Martin concluded.

The Bank’s loan loss provision totaled $5.9 million in 2009, compared to $2.2 million in loan loss provision for the year ended December 31, 2008.  The increases in loan loss provisions reflect 2009 charge-offs and increased allocation for economic uncertainty.  Net charge-offs totaling $4.4 million for 2009 primarily relate to construction loans secured by real property, where the value of the collateral has declined.  The allowance for loan losses as a percentage of loans totaled 1.65% at December 31, 2009, compared to 1.30% at December 31, 2008.

Non-performing assets totaled $16.6 million, or 3.16% of total assets at December 31, 2009, compared to $7.5 million, or 1.47% of total assets, at December 31, 2008.  Of the $16.6 million, non-performing loans account for $14.4 million, all secured by real estate, while the remaining $2.2 million is comprised of foreclosed properties.  Write-downs on OREO properties totaled $2.4 million during 2009.

“As crucial a part it played in our success in 2009, management and monitoring of underperforming assets will remain a primary focus in 2010.  We have made sizeable provisions for loan losses in each quarter of this year and management continues to ensure that all OREO property is written down appropriately in light of current market values. Our diligence in these areas and our resolve to adhere to conservative credit practices will only strengthen in the coming year,” stated Chris Courtney, President.

Net interest income of $23.6 million for the year ended December 31, 2009, increased by $3.1 million, or 15.2%, over the prior year.  The Bank’s net interest margin was 4.99% for the year ended December 31, 2009, compared to 4.72% for the year ended December 31, 2008.  The increase is a result of the Bank’s ability to reduce its cost of funds, while increasing deposits, at a more rapid rate than the yield on earning assets is declining.

Non-interest expense of $18.2 million for the year ended December 31, 2009, increased $353,000, or 2.0%, over the prior year.  The primary increases in non-interest expense were write-downs and expenses associated with foreclosed properties, which increased by $1.1 million over the prior year; and, increased regulatory assessments of $652 thousand over the prior year.  These increases were partially offset by decreases in overhead, the largest being a decrease in salaries and benefits of $912 thousand, compared to prior year.

“Increased net interest income, corresponding to margin expansion, solidified our profitability in 2009.  An increase in our core deposits, associated with our growing customer base, was a strong contributor to a reduction in cost of funds.  Diligent expense control has also been exercised to partially offset increased regulatory and OREO related expenses,” stated Rick McCarty, CFO.

Oak Valley Bancorp operates Oak Valley and Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit us online at www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
($ in thousands, except per share)	2009	2009	2009	2009	2008
Selected Quarterly Operating Data:
Net interest income	$6,079	$6,020	$5,887	$5,656	$5,333
Provision for loan losses	900	925	2,137	1,900	1,001
Non-interest income	618	778	647	598	602
Non-interest expense	4,749	4,745	4,787	3,938	4,712
Income before income taxes	1,048	1,128	(389)	416	222
Provision for income taxes	313	249	(344)	(14)	(61)
Net income	735	879	(45)	430	283
Preferred stock dividends and accretion	(210)	(210)	(210)	(210)	(64)
Net income available to common shareholders	525	669	(255)	220	219

Earnings per common share - basic	0.07	0.09	(0.03)	0.03	0.03
Earnings per common share - diluted	0.07	0.09	(0.03)	0.03	0.03
Dividends declared per common share (1)	—	—	—	0.025	0.025
Return on average common equity	4.41%	5.73%	-2.23%	1.97%	1.95%
Return on average assets	0.56%	0.67%	-0.03%	0.34%	0.23%
Net interest margin (2)	5.10%	5.06%	4.96%	4.86%	4.72%
Efficiency Ratio (2)	69.52%	68.77%	71.59%	61.97%	78.30%

Capital - Period End
Book value per share	$6.14	$6.06	$5.89	$5.91	$5.81

Credit Quality - Period End
Nonperforming assets/ total assets	3.16%	2.09%	1.94%	2.66%	1.47%
Loan loss reserve/ gross loans (3)	1.65%	1.50%	1.34%	1.53%	1.30%

Period End Balance Sheet
($ in thousands)
Total assets	$524,722	$521,179	$525,606	$523,747	$508,203
Gross Loans	425,627	425,374	424,390	430,416	428,177
Nonperforming assets	16,568	10,904	10,177	13,906	7,467
Allowance for credit losses (3)	7,020	6,396	5,701	6,603	5,569
Deposits	429,210	431,533	419,941	410,089	378,248
Common Equity	47,192	46,563	45,130	45,286	44,486
Total Capital (4)	60,692	60,063	58,630	58,786	57,986
Non-Financial Data
Full-time equivalent staff	117	120	111	117	117
Number of banking offices, domestic and foreign	12	12	12	12	12
Common Shares outstanding
Period end	7,681,877	7,681,877	7,661,627	7,661,627	7,661,627
Period average - basic	7,681,877	7,668,891	7,661,627	7,661,627	7,660,526
Period average - diluted	7,709,076	7,694,058	7,686,800	7,703,892	7,723,711
Market Ratios
Stock Price	$4.41	$4.30	$4.25	$3.75	$6.00
Price/Earnings	16.27	12.43	N/A	32.22	52.82
Price/Book	0.72	0.71	0.72	0.63	1.03

	TWELVE MONTHS ENDED
	DECEMBER 31,	DECEMBER 31,
($ in thousands, except per share)	2009	2008

Net interest income	$23,642	$20,515
Provision for loan losses	5,862	2,188
Non-interest income	2,641	2,522
Non-interest expense	18,218	17,865
Income before income taxes	2,203	2,984
Provision for income taxes	203	822
Net income	2,000	2,162
Preferred stock dividends and accretion	(842)	(64)
Net income available to common shareholders	1,158	2,098

Earnings per common share - basic	0.15	0.27
Earnings per common share - diluted	0.15	0.27
Dividends declared per common share (1)	0.025	0.075
Return on average common equity	2.51%	4.77%
Return on average assets	0.38%	0.46%
Net interest margin (2)	4.99%	4.72%
Efficiency Ratio (2)	68.04%	76.55%

Capital - Period End
Book value per share	$6.14	$5.81

Credit Quality - Period End
Nonperforming assets/ total assets	3.16%	1.47%
Loan loss reserve/ gross loans (3)	1.65%	1.30%

Period End Balance Sheet
($ in thousands)
Total assets	$524,722	$508,203
Gross Loans	425,627	428,177
Nonperforming assets	16,568	7,467
Allowance for credit losses (3)	7,020	5,569
Deposits	429,210	378,248
Common Equity	47,192	44,486
Total Capital (4)	60,692	57,986
Non-Financial Data
Full-time equivalent staff	117	117
Number of banking offices, domestic and foreign	12	12
Common Shares outstanding
Period end	7,681,877	7,661,627
Period average - basic	7,668,562	7,642,775
Period average - diluted	7,696,822	7,738,604
Market Ratios
Stock Price	$4.41	$6.00
Price/Earnings	29.20	21.86
Price/Book	0.72	1.03

(1)  Cash dividends of $191,542, $382,943 and $191,542 paid in the Q1 2009, Q4 2008 and Q3 2008, respectively.

(2)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(3)  Adjusted for Allowance for Off-Balance Sheet Credit Exposure.

(4)  Includes $13.5 million in preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.